EXHIBIT 99.9
Accelr8 Technology Corporation
                                                                   PRESS RELEASE

                                                             Contact: Tom Geimer
                                                         Telephone: 303-863-8088






           Accelr8, Officers Settle SEC Claims; Fraud Claims Dismissed


DENVER, July 13, 2001--Accelr8 Technology Corporation (ACLY:OB) announced today that charges by the Securities and Exchange Commission that Accelr8 and its officers committed securities fraud have been dismissed.

Under a settlement agreement, which was entered on July 13, 2001, by the Honorable Wiley Y. Daniel of the U.S. District Court in Denver, SEC charges that Accelr8 overstated revenue and misrepresented the capability of a Y2K software product have been resolved.

The Company and its officers, Thomas V. Geimer, Harry J. Fleury, and James Godkin, without admitting or denying wrongdoing, consented to the entry of an injunction prohibiting future violations of reporting and record keeping requirements of the federal securities laws and requiring the payment of civil fines, totaling $105,000. That injunction also dismissed the fraud allegations with prejudice.

Accelr8 is not required to restate financial results or amend previously filed reports, in spite of the resignation of Deloitte Touche as the Company's auditors in December, 1999.

"This settlement lifts the cloud of fraud under which Accelr8 and its management have labored for more than a year and a half," said Denver lawyer David A. Zisser, who represented the defendants. "The Company and its shareholders will benefit greatly from putting this matter behind them. We will continue our vigorous defense of the private litigation, which involves the same claims which the SEC has dismissed."

Thomas V. Geimer, Chairman & CEO of Accelr8, expressed the view held by many shareholders when he stated "This settlement frees the Company's officers and directors to concentrate on the task of re-energizing shareholder value and return on investment that all shareholders have hoped for."

During the past 18 months Accelr8's core business of legacy software modernization tools and services, has been supplanted by the recent acquisition and rollout of OpTestTM technologies, a business that is focused on providing novel surface chemistry to the biocsciences and diagnostics industries.

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     303 E. 17th Ave. * Suite 108 * Denver, CO 80203 * Phone 303-863-8088 *
                       Fax 303-863-1218 * www.accelr8.com